EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT


        This Employment Agreement is made and entered into this 26th day of October, 1992, by and between Landreth Engineering Company, a Texas corporation (hereinafter referred to as the "Company," which term shall for all purposes be deemed to include its successors and assigns), and Thomas C. Landreth (the "Executive").

                              W I T N E S S E T H:

        WHEREAS, the Executive has expertise in the business currently conducted by the Company and was a shareholder, director and officer of the Company, prior to the acquisition of all of the issued and outstanding shares of capital stock of the Company by Industrial Holdings, Inc., a Texas corporation ("IHI"), pursuant to the Stock Purchase Agreement dated October 26, 1992, by and among IHI, the Executive and other shareholders of the Company (the "Stock Purchase Agreement");

        WHEREAS, in light of the foregoing, the Company desires to employ the Executive as its President upon the terms and subject to the conditions set forth herein, and the Executive desires to accept such employment.

        NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

        1.     EMPLOYMENT.

               (a) The Company hereby employs the Executive and the Executive hereby accepts employment as the President of the Company, subject to the direction of the Board of Directors and the Company's officers designated by the Board of Directors, and shall perform and discharge well and faithfully the duties and responsibilities which are assigned to him by the Board of Directors. The authority, duties and responsibilities of the Executive shall be as described in EXHIBIT A. Executive agrees to devote such of his time, attention and energy to the business of the Company, and any of its subsidiaries or affiliates, as may be required to perform the duties and responsibilities assigned to him by the Board of Directors to the best of his ability and with requisite diligence. If the Executive is elected or appointed a director or officer of the Company or any subsidiary therefor during the term of this Agreement, the Executive will serve in such capacity without further compensation..

               (b) The Executive agrees to comply in all material respects at all times during the Executive Period with all applicable policies, rules and regulations of the Company and IHI.

        2. TERM. Subject to the terms hereof, this Agreement shall commence on the date hereof (the "Execution Date" ) and shall terminate on the second anniversary of the Execution Date; provided, that the Company and Executive will have the option to renew this Agreement
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for successive one-year periods. Not less than thirty (30) days and not more than sixty (60) days before the expiration of the term hereof the Company shall deliver notice to the Executive of its intention to either (i) renew this Agreement or (ii) allow this Agreement to terminate in accordance with its terms. If the Company intends to renew this Agreement, the Executive shall have ten (10) days after the receipt of such notice to inform the Company in writing of his intention to accept or deny the Company's offer of renewal. If the Company fails to send or to send timely notice to the Executive, then the Company will be deemed to have sent such renewal notice 30 days prior to the expiration of the term hereof. The term of this Agreement shall include any such renewal periods, and shall be referred to herein as the "Executive Period."

        3. COMPENSATION. (a) For all services rendered under this Agreement, the Company agrees to pay to Executive during the Executive Period:

               (i) an annual salary of $110,000, payable in equal semi-monthly installments or on any other periodic basis consistent with the Company's payroll procedures, subject only to such payroll and withholding deductions as are required by law;

               (ii) annual performance bonuses in the following dollar amounts or percentages of certain levels of Before Tax Profits ("BTP") for the Company for each fiscal year during the term of this Agreement in which the Company equals or exceeds such level of BTP, (for purposes hereof, Before Tax Profits shall mean net operating income without regard to or reduction for taxes, interest expense, amortization of intangibles, overhead allocations, intercompany service charges or the levy of any management fees by the Buyer or its affiliates as such terms are defined by Generally Accepted Accounting Principles ("GAAP"));

Annual                                                      Annual
  BTP                                                       BONUS

$500,000 but less than $600,000..................           $5,000

$600,000.........................................    an additional $5,000

Each dollar above $600,000.......................an additional 2% per dollar


Before Tax Profits shall be calculated quarterly by the independent auditors of IHI and be determined in accordance with the usual accounting practices of IHI and payments of any sums due under this paragraph shall be made quarterly upon delivery of the Company's income statement for the preceding fiscal quarter, but no later than 60 days after the end of such quarter;

               (iii) reimbursement of all reasonable out-of-pocket expenses incurred by him in the performance of his duties, subject to the submission of appropriate documentation in accordance with the Company's expense reimbursement policy as in existence from time to time;

               (iv) 15 days vacation per year, excluding weekends and days which the Company has recognized as holidays or on which the Company is not opened for business, paid by the Company, if taken;

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               (v) (a) an automobile allowance of $500.00 per month and
reimbursement for routine operating and maintenance expenses, including, but not limited to gas and oil, and (b) $100.00 per month for all costs and expenses of ownership and operation incurred by the Executive in connection with the use of Executive's mobile or portable telephone to be reimbursed to the Executive as reasonable business expenses;

               (vi) country club or health club dues for Executive in an amount not to exceed $400 per month.

        (b) During the Executive Period, the Executive shall be eligible to participate in employee benefit plans or programs of the Company and/or its parent IHI, if any, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate, subject to the rules and regulations applicable thereto.

        (v) The Company shall provide health insurance for the Executive and his dependents (spouse and children not over 21 years of age) which is uniform in coverage with that provided to other employees of the Company and/or IHI. If, in the sole discretion of the Executive, such coverage is deemed unsatisfactory or inadequate, the Company shall pay to the Executive $400 per month to be used by the Executive to obtain alternative coverage. The Company's obligation pursuant to this Section 3(c) to provide health insurance or the alternative to the Executive and his dependents shall survive termination of the employment of the Executive pursuant to Section 6(b) hereof for the remainder of the Executive Period.

        4.     DISCLOSURE OF INFORMATION.

        (a) OBLIGATION OF EXECUTIVE. Executive hereby acknowledges, understands and agrees that, all Confidential Information, as set forth in Paragraph 4(b), is the exclusive and confidential property of the Company and shall be at all times regarded, treated and protected as such in accordance with this Agreement, until such Confidential Information comes into the public domain. Executive acknowledges that all such Confidential Information is in the nature of a trade secret. Failure to mark any writing confidential shall not affect the confidential nature of such writing or the information contained therein. Notwithstanding any provision herein to the contrary, for purposes of this
Section 4, the term "Company" shall refer to the Company and each of its parent and subsidiary corporations, including, without limitation, IHI.

        (b) DEFINITION OF CONFIDENTIAL INFORMATION. "Confidential Information" shall mean information, which is used in Company's business and (1) is proprietary to, about or created by the Company; (2) gives the Company some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interest of the Company; (3) is designated as Confidential Information by the Company, known by the Executive to be considered confidential by the Company, or from all relevant circumstances should reasonably be assumed by Executive to be confidential and proprietary to the Company, except such information as required to be disclosed by Executive in connection with the performance of his duties as set forth in this Agreement or as necessary to comply with the applicable federal, state or local laws. Such Confidential Information includes, but is not limited

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to, the following types of information and other information of a similar nature
(whether or not reduced to writing or designated as confidential);

               (i) Internal Company personnel and financial information, financial statements, projections, budgets, vendor information (including vendor characteristics, customer lists, services, prices, lists and agreements), purchasing and internal cost information and internal service and operational manuals;

               (iii) Marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques, acquisition strategies and candidates, pending or future acquisitions, forecasts and forecast assumptions and volumes, and future plans and strategies of the Company which have been or are being discussed:

               (iii) Names of customers and their representatives, contracts and their contents and parties; and

               (iv) Confidential and proprietary information provided to the Company by any actual or potential customer, government agency, or other third party (including businesses, consultants and other entities and individuals).

        (c) COVENANTS OF EXECUTIVE. As a consequence of Executive's acquisition or anticipated acquisition of Confidential Information, Executive will occupy a position of trust and confidence with respect to the Company's affairs and business. In view of the foregoing and of the consideration to be provided to Executive, Executive agrees that it is reasonable and necessary that Executive make the following covenants, which covenants shall survive for the term of this Agreement and for three years thereafter, as follows:

               (i) Executive will not disclose Confidential Information to any person or entity, either inside or outside of the Company, other than as necessary in carrying out duties on behalf of the Company, without first obtaining the Company's prior written consent (unless such disclosure is compelled pursuant to court order or subpoena and at which time Executive gives prior written notice of such proceedings to the Company), or is necessary to comply with applicable federal, state or local laws.

               (ii) Executive will not use, copy or transfer Confidential Information other than as necessary in carrying out his duties on behalf of the Company, without first obtaining the Company's prior written consent.

               (iii) Upon the termination of the Executive Period, the Executive shall promptly deliver to the Company (or its designee) all written materials, records and documents made by the Executive or coming into his possession prior to or during the Executive Period concerning the business or affairs of the Company, including all materials containing Confidential Information.

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        (d) EXCEPTIONS. The obligations of this Section 4 shall not apply to
Confidential Information that (i) at the time of the Executive's employment by the Company was in the public domain, (ii) is or becomes generally available in the public domain other than pursuant to a breach by the Executive of this obligation under this Section 4 or (iii) the Executive can show was acquired, or is acquired after the date of this Agreement, from a third party and such third party did not obtain such confidential information from the Executive subject to or in violation of obligations similar to those set forth in this Section 4.

        5. INSURANCE. The Company may, at its election and for its benefit, insure the Executive against accidental loss or death, and the Executive shall submit to a physical examination and supply such reasonable information as may be required in connection therewith.

        6. TERMINATION. (a) At any time during the Executive Period the Company may, at its sole discretion, discharge the Executive with "cause." For purposes of this Agreement, the following events shall constitute "cause": (i) the conviction of the Executive by a court of competent jurisdiction of a crime involving moral turpitude; or (ii) the commission, or attempted commission, by the Executive of an act of fraud upon the Company; or (iii) the misappropriation, or attempted misappropriation, by the Executive of any funds or property of the Company; (iv) the continued and unreasonable failure by the Executive to perform in any material respect his obligations under the terms of this Agreement; (v) the knowing engagement by the Executive in any activity which would (A) constitute a breach of the covenants not-to-compete of the Executive set forth in that certain Non-Competition Agreement of even date herewith, between the Executive and the Company (the "Non-Competition Agreement"), or (B) result in any material injury to the financial condition of the Company.

        (b) At any time during the Executive Period, the Company may, in its sole discretion, terminate the Executive without "cause" as that term is defined in Section 6.2(a) hereof; provided, however, that if the Company should terminate the Executive without "cause," the Company shall pay to Executive, within 15 days of the date of termination, the sum of Executive's weekly salary (pursuant to Section 3(a)(i) multiplied by the number of weeks remaining in the Executive Period plus all other compensation earned or accrued as of the date of termination pursuant to the provisions of paragraphs 3(a)(iii), (v) and (vi) hereof.

        (c) This Agreement will terminate automatically upon the earliest to occur of: (i) the death or disability of the Executive (as used herein, the term "disability" shall mean the inability of the Executive to perform his obligations under this Agreement for a period of six months even if not consecutive but arising form the same illness, which inability, and the cause therefor, must be confirmed in writing by two licensed medical doctors, one of which will be designated by the Company); (ii) the voluntary retirement of the Executive; or (iii) the expiration of the Executive Period unless otherwise renewed.

        (d) At any time during the term of this Agreement, the Executive may terminate this Agreement by giving at least six months written notice to the Company of his intent to terminate this Agreement, with the date of termination to be specified in such notice.

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        (e) If this Agreement is terminated pursuant to Sections 6(a), 6(c) or
6(d) hereof, then the Company will have no obligation to pay any amount to the Executive other than amounts earned or accrued as of the date of termination pursuant to the provisions of paragraph 3(a)(i), (iii), (v) and (vi) hereof, but which have not yet been paid as of the date of the termination of the Executive.

        7. ASSIGNMENT BY EXECUTIVE. Except as otherwise expressly provided herein, Executive agrees for himself, and on behalf of his executors and administrators, heirs, legatees, distributees and any other person or persons claiming any benefits under him by virtue of this Agreement, that this Agreement and the rights, interests and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by Executive or any executor, administrator, heir, legatee, distributee or person claiming under Executive by virtue of this Agreement and shall not be subject to execution, attachment or similar process. Any attempt at assignment, transfer, pledge or hypothecation or other disposition of this Agreement or of such rights, interests and benefits contrary to the foregoing provisions, or the levy of any attachment or similar process thereupon, shall be null and void and without effect.

        8. SUCCESSORS OF THE COMPANY. This Agreement shall be binding upon and inure to the benefit of any Successor (as hereinafter defined) of the Company and any such Successor shall be deemed substituted for the Company under the terms of this Agreement. As used in this Agreement, the term "Successor" shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or businesses of the Company; but no such substitution shall relieve such companies of their original obligations hereunder. This Agreement may not otherwise be assigned by the Company without Executive's consent to any person, firm, corporation, limited liability company, trust or other entity.

        9. NOTICES. All notices or other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, transmitted by telecopier or mailed by registered or certified first class mail, postage prepaid, return receipt requested to the parties hereto at the address set forth below (as the same may be changed from time to time by notice similarly given) or the last known business or residence address of such other person as may be designated by either party hereto in writing.

               If to the Company:

               Landreth Engineering Company
               c/o Industrial Holdings, Inc.
               7135 Ardmore
               Houston, Texas  77054
               Attn:  Robert E. Cone

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               If to the Executive:

               Thomas C. Landreth
               15923 Larkfield Street
               Houston, Texas  77059

        10. WAIVER OF BREACH. A waiver by the Company or the Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

        11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

        12. SEVERABILITY. If any provisions of this Agreement shall, for any reason, be held to violate any applicable law, and so much of said Agreement is held to be unenforceable, then the invalidity of such specific provision herein shall not be held to invalidate any other provision herein which shall remain in full force and effect.

        13. AMENDMENT. This Agreement constitutes and contains the entire agreement of the parties and supersedes any and all prior negotiations, correspondence, understandings and agreements between the parties respecting the subject matter hereof. This Agreement may be modified only by an agreement in writing executed by all the parties hereto.

        14. HEADINGS. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        15. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                    COMPANY:

                                            LANDRETH ENGINEERING COMPANY


                                            BY:   S/ROBERT E. CONE
                                                   Robert E. Cone,
                                                   Chief Executive Officer

                                   EXECUTIVE:


                                                 S/THOMAS C. LANDRETH
                                                   Thomas C. Landreth

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